Exhibit 99.1

Blount International Announces New Board Member

PORTLAND, OR - April 28, 2014: Blount International, Inc. [NYSE: BLT] (“Blount” or “Company”) announced today that its Board of Directors (the “Board”) has elected Daniel J. Obringer as a Director, effective April 25, 2014. Mr. Obringer’s appointment fills the vacancy created by the departure of Mr. Thomas J. Fruechtel, who resigned his position as a member of the Board on April 24, 2014.

“We have appreciated Tom’s leadership and dedication to Blount over the past 10 years,” stated Josh Collins, Chairman and Chief Executive Officer. “We are very pleased to have Daniel Obringer join our Board. His extensive background in the outdoor power equipment industry, international business, and finance will complement those of our other board members. We look forward to his contributions in the coming years as we focus on profitability growing our global business.”

Mr. Obringer, 66, is currently Advisor to the President of Echo Incorporated, a company based in Lake Zurich, Illinois and a leader in in the design, manufacturing, and marketing of outdoor power equipment, including chain saws, brush cutters and hedge trimmers. He had been Chief Executive Officer and President, as well as a Board Member, of Echo Incorporated from December 2008 until January 2014. Prior to that position, Mr. Obringer was Senior Vice President, Finance and Administration for Echo Incorporated since 1995.

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Blount is a global manufacturer and marketer of replacement parts, equipment, and accessories for consumers and professionals operating primarily in two market segments: Forestry, Lawn, and Garden (“FLAG”); and Farm, Ranch, and Agriculture (“FRAG”). Blount also sells products in the construction markets and is the market leader in manufacturing saw chain and guide bars for chain saws. Blount has a global manufacturing and distribution footprint and sells its products in more than 115 countries around the world. Blount markets its products primarily under the OREGON®, Carlton®, Woods®, TISCO, SpeeCo®, and ICS® brands. For more information about Blount, please visit our website at http://www.blount.com.

“Forward looking statements” in this release, including without limitation Blount’s “outlook,” “expectations,” “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” “guidance” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that Blount believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that Blount may achieve in the future. In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, and raw material costs, especially with respect to the price of steel, the presumed relationship between backlog and future sales trends and certain income tax matters, as well as being subject to the uncertainty of the current global economic situation. To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.